Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Global Technologies Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Global Technologies Corp.

2.	That a Certificate of Amendment of Certificate of Incorporation, as amended,

(Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on September 29, 2016 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is (must be specific):

Article THIRD incorrectly stated that the amendment was effective as of October 3, 2016.

4.	Article THIRD of the Certificate is corrected to read as follows:

That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment effective as of October 18, 2016.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 14th day of October, A.D. 2016.

By:	/s/ David Jin
Authorized Officer

Name: David Jin

Title: Chief Executive Officer